QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

April 14, 2003

Press Release

SOURCE: H&E Equipment Services L.L.C.

H&E Equipment Services Reports Fourth Quarter and Year-end 2002 Results

BATON ROUGE, LA., April 14, 2003/news/—H&E Equipment Services L.L.C., today announced financial results for the fourth quarter and full year ended December 31, 2002. The merger between H&E Equipment Services L.L.C. and ICM Equipment Company L.L.C. was completed on June 17, 2002. Accordingly, the actual financial information presented herein, includes ICM Equipment Company's results of operation since the date of the merger.

        The Company's previously issued consolidated financial statements as of and for the year ended December 31, 2001 have been restated to correct errors related to the calculation of unbilled rental revenue and deferred revenue related to rental contracts with terms that extend across reporting periods. During the preparation of the financial statements for the year ended December 31, 2002, the Company discovered certain errors related to the unbilled rental revenue and deferred revenue balance sheet accounts, and to the timing of when equipment rental revenue was recorded in the past. The Company recognized approximately $0.3 million and $0.9 million of after tax revenue, for the year ended December 31, 2001 and for the years ended December 31, 1999 and prior, respectively, that should have been recognized in subsequent periods.

        The Company reported 2002 fourth quarter revenues, on an actual basis, of $107.0 million, compared to $81.1 million (restated) for the fourth quarter 2001. The net loss for the fourth quarter was $5.8 million compared to net income of $1.5 million (restated) for the fourth quarter last year.

        Revenues for the year ended December 31, 2002, on an actual basis, were $351.7 million, compared to $309.5 million (restated) for the year ended December 31, 2001. The net loss for the year ended December 31, 2002, was $13.1 million compared to net income of $3.3 million (restated) for the same period last year. At December 31, 2002, the Company had $76.7 million outstanding on its senior secured credit facility with an additional $72.8 million in available borrowings, based on the collateral value of the borrowing base assets.

        "Our integrated model continues to provide balanced revenues and gross profit margin contribution during a very difficult economic time," says John Engquist, President and Chief Executive Officer. "For the three months ended December 31, 2002, on a pro forma basis, our equipment rental revenues were 39.9% of total revenues, new equipment sales were 22.4%, used equipment sales were 13.9%, parts sales and service revenues were 19.5% and other revenues were 4.3%. Gross profit contribution by segment, as a percentage of total gross profit, was 54.1% for equipment rentals, 4.5% for new equipment sales, 11.4%, for used equipment sales and 30.6% for parts sales and service revenues and (0.6%) for other revenues."

        John Engquist continues, "For the year ended December 31, 2002, on a pro forma basis, equipment rental revenues were 39.1% of total revenues, new equipment sales were 20.4%, used equipment sales were 15.1%, parts sales and service revenues were 21.1% and other revenues were 4.3%. Gross profit contribution by segment, as a percentage of total gross profit, was 53.8% for equipment rentals, 6.6% for new equipment sales, 10.3%, for used equipment sales and 31.2% for parts sales and service revenues and (1.9%) for other revenues."

        "Because we cannot control the economy, we are focusing on managing the business through reducing costs and managing our assets. This is evidenced by a nearly 1.6% increase in our pro forma gross profit margin percentage when total pro forma revenues declined 16.2% for the year ended December 31, 2002. Also for the year, our dollar utilization declined only 1.4%. Our parts sales and service revenues declined only 2.5% for the year with constant gross profit margins, demonstrating the value of our fully integrated model," reports Engquist.

Pro Forma Results

        The unaudited pro forma combined selected data for the years ended December 31, 2002 and 2001, presented herein, give effect to the merger of ICM Equipment Company L.L.C. with and into H&E Equipment Services L.L.C. as if it had occurred at the beginning of the periods presented.

        For the year ended December 31, 2002, total pro forma revenues were $431.7 million, compared to $515.3 million (restated) for the year ended December 31, 2001, a decline of $83.6 million or 16.2%.

        Pro forma new and used equipment sales declined 32.6% or $74.0 million to $153.0 million for the year ended December 31, 2002 from $227.0 million for the comparable period last year. The decline was a result of customers not making significant capital investments given the uncertainty in the economy. While sales of new and used equipment were down across all product lines, the largest decline was in the sales of new and used cranes.

        For the year ended December 31, 2002, pro forma rental revenues decreased 4.3% or $7.5 million to $168.7 million from $176.2 million (restated) for the same time period last year. The decrease in rental revenues was attributable to a decline in rental rates, the mix of rental fleet equipment, and lower time utilization, particularly due to weather in the Gulf Coast region. Equipment dollar utilization at the end of December 2002 was 30.7% compared to 32.1% at December 2001.

        Pro forma parts sales and service revenues for the year ended December 31, 2002 declined $2.4 million or 2.5% to $91.4 million from $93.7 million for the year ended December 31, 2001.

        For the year ended December 31, 2002, total pro forma gross profit was $119.2 million, compared to $133.9 million (restated) for the year ended December 31, 2001, a decline of $14.7 million or 11.0%. For 2002, total pro forma gross profit margin increased to 27.6% from 26.0% (restated) last year. Despite the dollar decline in total pro forma gross profit, the increase in total pro forma gross profit margin, as a percentage of total pro forma revenues, is a result of improved margins in equipment sales and other revenues.

        Pro forma new and used equipment gross profit for 2002 declined 27.3% or $7.6 million to $20.2 million from $27.8 million for 2001. The decline was a result of lower sales volume as explained previously. Despite the lower sales volume, the pro forma gross profit margin increased 0.9% for 2002 compared to 2001.

        For the year ended December 31, 2002, pro forma rental gross profit decreased 12.9% or $9.5 million to $64.1 million from $73.6 million (restated) for the same time period last year. The decrease in rental revenues was attributable primarily to a decline in rental volumes and increased cost associated with the hi-reach operation.

        Pro forma parts and service gross profit for 2002 dropped $1.0 million or 2.6%, to $37.2 million from $38.2 million for 2001. Despite the gross profit dollar decline, gross margin remained consistent.

        Pro forma EBITDA for year ended December 31, 2002 decreased 13.5%, to $79.5 million in 2002 from $91.9 million (restated) in 2001. The decline in EBITDA is primarily a result of lower new and used equipment sales and rental revenues.

        The Company's management will hold its fourth quarter earnings conference call on April 15, 2003, at 11:00 AM. Eastern Standard Time. The conference call number is 1-888-214-7569.

About H&E Equipment Services L.L.C.

        H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 45 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces. In addition to renting equipment, the Company also sells new and used equipment and provide extensive parts and service support. This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. The Company generates a significant portion or our gross profit from parts sales and service revenues.

Forward-Looking Statements

        Certain statements contained in this presentation are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on track," or "anticipates," or the negative thereof or comparable terminology, or by discussion of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) intense competition. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002(1)	2001
		(Restated)		(Restated)
Revenues:
Equipment rentals	$42,697	$24,137	$136,624	$98,696
New equipment sales	23,999	30,517	72,143	84,138
Used equipment sales	14,850	10,123	52,487	59,441
Parts sales	13,403	8,903	47,218	36,524
Service revenues	7,493	4,919	27,755	19,793
Other	4,565	2,458	15,473	10,925
Total revenues	107,007	81,057	351,700	309,517
Gross profit:
Equipment rentals	15,050	10,831	52,745	45,538
New equipment sales	1,240	2,503	6,088	6,696
Used equipment sales	3,161	511	9,461	8,063
Parts sales	4,453	2,615	13,207	9,448
Service revenues	4,061	2,675	16,317	11,687
Other	(159)	(1,589)	(1,340)	(3,514)
Total gross profit	27,806	17,546	96,478	77,918
Selling, general, and administrative expenses	23,712	12,025	82,294	55,382
Gain on sale of property and equipment	24	38	59	46
Income from operations	4,118	5,559	14,243	22,582
Interest expense	10,109	3,417	28,955	17,995
Other income, net	211	20	372	156
Income (loss) before income taxes	(5,780)	2,162	(14,340)	4,743
Income tax expense (benefit)	0	637	(1,271)	1,443
Net income (loss)	$(5,780)	$1,525	$(13,069)	$3,300

(1)
Contains the results of operations of ICM Equipment Company, L.L.C. from the date of the merger (June 18, 2002 through December 31, 2002).

H&E EQUIPMENT SERVICES L.L.C.
SELECTED BALANCE SHEET DATA
December 31, 2002
(in thousands)

Cash and cash equivalents	$3,398
Rental equipment, net	309,697
Total assets	468,619
Total debt	328,737
Total liabilities	444,189
Member's interest	24,430
Total liabilities and member's interest	$468,619

The unaudited pro forma combined selected statement of operations data for the year ended December 31, 2002 and 2001 (restated), give effect to the merger of ICM Equipment Company L.L.C. with and into H&E Equipment Services L.L.C. as if it had occurred at the beginning of the periods presented.

H&E EQUIPMENT SERVICES L.L.C
UNAUDITED PRO FORMA COMBINED SELECTED STATEMENT OF OPERATIONS DATA
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
		(Restated)		(Restated)
Revenues:
Equipment rentals	$42,697	$43,626	$168,704	$176,234
New equipment sales	23,999	39,090	87,907	137,031
Used equipment sales	14,850	17,288	65,100	89,976
Parts sales	13,403	13,374	55,374	55,492
Service revenues	7,493	9,394	35,990	38,252
Other	4,565	3,695	18,645	18,277
Total revenues	107,007	126,467	431,720	515,262
Gross profit:
Equipment rentals	15,050	18,938	64,106	73,597
New equipment sales	1,240	3,716	7,923	13,104
Used equipment sales	3,161	2,229	12,236	14,714
Parts sales	4,453	3,982	15,656	15,016
Service revenues	4,061	5,455	21,556	23,186
Other	(159)	(2,704)	(2,290)	(5,738)
Total gross profit	27,806	31,616	119,187	133,879
Selling, general, and administrative expenses	23,712	22,800	101,282	103,228
Gain on sale of property and equipment	24	38	59	46
Income from operations	4,118	8,854	17,964	30,697
EBITDA:
Income from operations	4,118	8,854	17,964	30,697
Depreciation and amortization	15,595	15,321	61,624	61,250
Loss (gain) on sale of property	(24)	(38)	(59)	(46)
EBITDA	19,689	24,137	79,529	91,901

QuickLinks

  Exhibit 99.1
H&E EQUIPMENT SERVICES L.L.C CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
H&E EQUIPMENT SERVICES L.L.C. SELECTED BALANCE SHEET DATA December 31, 2002 (in thousands)
H&E EQUIPMENT SERVICES L.L.C UNAUDITED PRO FORMA COMBINED SELECTED STATEMENT OF OPERATIONS DATA (in thousands)